UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 25, 2014

REXFORD INDUSTRIAL REALTY, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11620 Wilshire Boulevard, Suite 1000, Los Angeles, California		90025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 966-1680

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 25, 2014, the compensation committee of the board of directors of Rexford Industrial Realty, Inc. (the “Company”) adopted and approved an employment agreement with Adeel Khan (the “Employment Agreement”).

Under the Employment Agreement, Mr. Khan will continue to serve as Chief Financial Officer of the Company and will report directly to the co-Chief Executive Officers of the Company or their designee.  The initial term of the Employment Agreement will end on the third anniversary of the effective date, or November 25, 2017.

Under the Employment Agreement, Mr. Khan will receive an annual base salary of $315,000, which is subject to annual review and increase at the discretion of the compensation committee of the Company’s board of directors. In addition, Mr. Khan will be eligible to receive an annual discretionary cash performance bonus targeted at 80% of Mr. Khan’s base salary actually paid for such year. The actual amount of any such bonus will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by the compensation committee of the Company’s board of directors, and may be greater or less than the target amount, or zero.

Mr. Khan is eligible to participate in customary health, welfare and fringe benefit plans, and, subject to certain restrictions, healthcare benefits will be provided to him and his eligible dependents at the Company’s sole expense. Mr. Khan will accrue four weeks of paid vacation per year.

Pursuant to the terms of the Employment Agreement, if Mr. Khan’s employment is terminated by the Company without “cause,” or by Mr. Khan for “good reason” (each, as defined in the Employment Agreement) then, in addition to any accrued amounts, Mr. Khan will be entitled to receive the following:

•	a lump-sum payment in an amount equal to Mr. Khan’s annual base salary then in effect;

•

a pro rata portion of Mr. Khan’s annual bonus for the partial fiscal year in which the termination date occurs, payable in a lump sum on the date on which annual bonuses are paid to the Company’s senior executives generally for such year;

•	accelerated vesting of all outstanding equity awards that vest based solely on the passage of time held by Mr. Khan as of the termination date; and

•	Company-paid continuation healthcare coverage for 18 months after the termination date.

Mr. Khan’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of the Company. The Employment Agreement also contains customary confidentiality and non-solicitation provisions.

Upon a termination of employment by reason of death or disability, Mr. Khan or his estate will be entitled to accelerated vesting of all outstanding equity awards that vest based solely on the passage of time held by Mr. Khan as of the termination date, in addition to any accrued amounts. In addition, upon a “change in control” of the Company (as defined in the Company’s 2013 Incentive Award Plan), Mr. Khan will be entitled to accelerated vesting of all outstanding equity awards held by him as of the date of the change in control.

Under the Employment Agreement, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with the “parachute payment” rules under Section 4999 of the Internal Revenue Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that Mr. Khan receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

10.1	Employment Agreement, effective as of November 25, 2014, between Adeel Khan, Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

Rexford Industrial Realty, Inc.

December 2, 2014	/s/ Michael S. Frankel
Michael S. Frankel Co-Chief Executive Officer (Principal Executive Officer)

Rexford Industrial Realty, Inc.

December 2, 2014	/s/ Howard Schwimmer
Howard Schwimmer Co-Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, effective as of November 25, 2014, between Adeel Khan, Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P.